Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL, INC. REPORTS FIRST QUARTER
2012 FINANCIAL RESULTS

•	Increased net sales 14% and total gallons sold 36% over the first quarter of 2011

•	Received EPA Approval for E15 registration

•	Extended Kinergy’s line of credit with Wells Fargo to up to $40 million with improved terms

Sacramento, CA, May 10, 2012 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the three-months ended March 31, 2012.

Neil Koehler, the company’s president and CEO, stated: “In the first quarter, we achieved revenue growth of 14% and increased total gallons sold by 36% over the same quarter of last year.  While our bottom line was impacted by a compressed margin environment during the quarter, we remain focused on diligently managing our costs, increasing operating efficiencies and co-product revenues, and expanding our business operations to take advantage of extraordinary opportunities in the biofuels industry.  In addition, our application for E15 registration has recently been approved by the EPA, enabling us to further benefit from this meaningful regulation. Looking forward, we remain confident that the industry margins will improve with increased demand for ethanol as we move into the summer driving season. We believe we are well positioned for profitable growth as we build our market share in the Western United States.”

Financial Results for the Three Months Ended March 31, 2012
Net sales increased 14% to $197.7 million for the first quarter of 2012, compared to $173.1 million for the first quarter of 2011. Total gallons sold were 114.8 million for the first quarter of 2012, an increase of 36% over the 84.6 million gallons sold in the first quarter of 2011. The net sales growth was primarily driven by an increase in third party gallons sold.

Gross loss was $7.5 million for the first quarter of 2012, compared to gross profit of $2.6 million in the first quarter of 2011. The decrease in gross profit was attributable to unfavorable margins from the Pacific Ethanol plants. SG&A expenses, including professional fees, were $3.4 million in the first quarter of 2012, compared to $4.2 million for the first quarter of 2011. Operating loss for the first quarter of 2012 was $10.9 million compared to an operating loss of $1.6 million for the same period in 2011, primarily due to additional losses attributable to the Pacific Ethanol plants.

Net loss available to common stockholders for the first quarter of 2012 was $5.3 million, compared to a net loss of $0.3 million for the first quarter of 2011. Adjusted EBITDA was negative $2.5 million for the first quarter of 2012, compared to adjusted EBITDA of positive $1.5 million in the first quarter of 2011.

The company’s cash balance was $5.0 million at March 31, 2012, compared to a cash balance of $8.9 million at December 31, 2011.

Bryon McGregor, the company’s CFO said, “We recently announced that Kinergy has entered into an agreement with Wells Fargo to extend and improve its line of credit facility. We believe this extension demonstrates our lender’s confidence in our business plan and improves our liquidity and borrowing costs.”

Q1 Results Conference Call
Management will host a conference call at 1:30 p.m. PT/4:30 p.m. ET on May 10, 2012. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 77137217#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 7:30 p.m. Eastern Time on Thursday, May 10, 2012 through 11:59 p.m. Eastern Time on Wednesday, May 16, 2012. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 77137217#.

Reconciliation of Adjusted EBITDA to Net Income (Loss)
Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization and fair value adjustments. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 34% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; the improvement of industry margins; the expected increase in the demand for ethanol;   and Pacific Ethanol’s expectations concerning profitable growth and increased market share are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 8, 2012.

(Tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$197,719	$173,148
Cost of goods sold	205,196	170,584
Gross profit (loss)	(7,477)	2,564
Selling, general and administrative expenses	3,378	4,188
Loss from operations	(10,855)	(1,624)
Fair value adjustments	(33)	926
Interest expense, net	(2,909)	(3,638)
Other expense, net	(194)	(343)
Loss before provision for income taxes	(13,991)	(4,679)
Provision for income taxes	—	—
Consolidated net loss	(13,991)	(4,679)
Net loss attributed to noncontrolling interest in variable interest entity	9,038	4,697
Net income (loss) attributed to Pacific Ethanol, Inc.	$(4,953)	$18
Preferred stock dividends	$(315)	$(312)
Net loss available to common stockholders	$(5,268)	$(294)
Net loss per share, basic and diluted	$(0.06)	$(0.02)
Weighted-average shares outstanding, basic and diluted	86,222	13,582

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	March 31,	December 31,
ASSETS	2012	2011
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$4,981	$8,914
Accounts receivable, net	29,122	28,140
Inventories	14,437	16,131
Prepaid inventory	7,199	9,239
Other current assets	2,473	4,324
Total current assets	58,212	66,748
Property and equipment, net	157,610	159,617
Other Assets:
Intangible assets, net	4,227	4,458
Other assets	1,600	1,653
Total other assets	5,827	6,111
Total Assets	$221,649	$232,476

_______________
*           Amounts derived from the audited financial statements for the year ended December 31, 2011.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	March 31,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2012	2011
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$8,497	$5,519
Accrued liabilities	2,852	2,713
Current portion – long-term debt	750	750
Total current liabilities	12,099	8,982

Long-term debt, net of current portion	93,718	93,689
Accrued preferred dividends	7,315	7,315
Other liabilities	3,151	3,226
Total Liabilities	116,283	113,212
Commitments and Contingencies
Stockholders’ Equity:
Pacific Ethanol Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 1,684 shares authorized; 0 shares issued and outstanding as of March 31, 2012 and December 31, 2011; Series B: 1,581 shares authorized; 927 shares issued and outstanding as of March 31, 2012 and December 31, 2011;	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 86,804 and 86,632 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	87	87
Additional paid-in capital	557,279	556,871
Accumulated deficit	(515,253)	(509,985)
Total Pacific Ethanol Inc. Stockholders’ Equity	42,114	46,974
Noncontrolling interest in variable interest entity	63,252	72,290
Total Stockholders’ Equity	105,366	119,264
Total Liabilities and Stockholders’ Equity	$221,649	$232,476
___________
*           Amounts derived from the audited financial statements for the year ended December 31, 2011.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended March 31,
(in thousands) (unaudited)	2012	2011
Net income (loss) attributed to Pacific Ethanol, Inc.	$(4,953)	$18
Adjustments:
Interest expense*	1,149	1,534
Interest income*	—	—
Fair value adjustments	33	(926)
Depreciation and amortization expense*	1,238	824
Total adjustments	2,420	1,432
Adjusted EBITDA	$(2,533)	$1,450
________________
*  Adjusted for noncontrolling interest in variable interest entity.

Commodity Price Performance
	Three Months Ended March 31,
(unaudited)	2012	2011
Ethanol production gallons sold (in millions)	35.3	36.9
Ethanol third party gallons sold (in millions)	79.5	47.7
Total ethanol gallons sold (in millions)	114.8	84.6

Ethanol average sales price per gallon	$2.34	$2.53
Corn cost – CBOT equivalent	$6.47	$6.63

Total co-product tons sold (in thousands)	305.4	340.6
Co-product return % (1)	24.5%	22.7%

________________
 (1) Co-product revenue as a percentage of delivered cost of corn